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JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK           (JOHN HANCOCK(R) LOGO)

OVERNIGHT MAILING ADDRESS:     ANNUITY SERVICE OFFICE:       HOME OFFICE
   [164 Corporate Drive            [P.O. Box 9505          [100 Summit Lake
Portsmouth, NH 03801-6815]   Portsmouth, NH 03802-9505]    Drive, 2nd Floor
                                  [1-800-344-1029]        Valhalla, NY 10595]

CONTRACT HOLDER:

CONTRACT DATE:   GOVERNING LAW:

                  THIS IS A LEGAL CONTRACT - READ IT CAREFULLY.

WE AGREE to pay the benefits of the certificates under this Group Contract (referred to as "this contract") in accordance with their terms and the terms of this contract. A certificate evidencing participation under this contract will be issued to each member of the eligible group from which we receive Payment for the certificate.

   THIS CONTRACT is issued in consideration of the master application for this contract.

 SIGNED FOR THE COMPANY at its Home Office, Valhalla, New York, on the Contract
                                      Date.


[/s/ James D. Gallagher]               [/s/ Emanuel Alves]
President                              Secretary

              Group IRA Flexible Payment Deferred Variable Annuity
                     Guaranteed Lifetime Withdrawal Benefit
                                Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES AND OTHER VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE INVESTEMNT RESULTS, AS APPLICABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

VENTURE.200.08-GRP-NY                                                         PA

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                                TABLE OF CONTENTS

PART 1 - ELIGIBILITY
PART 2 - CERTIFICATES
PART 3 - INCORPORATION
PART 4 - SPECIFICATIONS
PART 5 - TERMINATION

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PART 1 ELIGIBILITY

A participant, former participant or beneficiary of a participant or former participant eligible to purchase an IRA with distributions from a 401(k) Retirement Plan including a Lifetime Income Benefit. For purposes of the provisions below, "Participant" means any of the individuals referred to in the prior sentence.

PART 2 CERTIFICATES

We will issue an individual certificate to each Participant. The certificate will state the terms, conditions and benefits of this contract.

PART 3 INCORPORATION

Sample certificates attached hereto are made part of this contract. Any provisions of this contract which are inconsistent with the provisions of the certificate are waived and superseded by the certificate provisions.

PART 4 SPECIFICATIONS

The Specifications of the certificate will be completed based upon the information provided by the Participant and the terms of this contract.

PART 5 TERMINATION

This contract will terminate when the contract holder requests termination in writing to us or when no Participants are insured under any certificate issued under this contract. Termination of this contract will not affect any certificates in force on the date of contract termination.

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JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK           (JOHN HANCOCK(R) LOGO)

VENTURE.200.08-GRP                                                        SAMPLE